Exhibit 8.01

Immune Therapeutics, Inc.,
Appoints Two New
Board Members

Orlando, Florida USA, Immune Therapeutics, Inc. (OTC:BB IMUN), a specialty pharmaceutical company involved in the manufacture, commercialization, distribution and marketing of novel, patented therapies to combat chronic, life-threatening diseases through the activation and modulation of the body's immune system, today announced the appointment of two new members to its Board of Directors: Clifford A. Selsky, Ph.D., MD, and Paul Akin.

"Paul Akin and Dr. Selsky 's breadth of knowledge and experience will provide invaluable insight to Immune as we continue to grow the business and strive to deliver innovative therapies in emerging nations," said Noreen Griffin, CEO.

"I'm pleased to welcome both Paul Akin and Dr. Clifford Selsky to the board. Paul brings an extraordinary depth of financial experience developed across his operating and board roles, while Dr. Selsky brings critical perspective as a scientist, physician and patient advocate," said Chris Pearce COO.

Paul Akin brings to Immune more than 25 years of leadership experience; he is currently the CEO/Executive Chairman of Collier Warehouse Group (San Francisco). During his tenure as CEO and Executive Chairman of Collier, the company has seen annual double-digit growth rates. Mr. Akin is a significant investor and active strategist for Immune Therapeutics. As an early investor, he was instrumental in the strategic planning and coordination of market penetration, expansion and capitalization.

Outside of the day-to-day operations of Collier, Mr. Akin is an active investor in a variety of emerging growth companies, having served in a number of business roles including Executive Chairman, Independent Board Director, Strategic Advisor, Venture Capital Limited Partner, market pundit, guest speaker/moderator, private investor and trustee.

Dr. Selsky has been a practicing pediatrician in Central Florida for the past twenty years. He is the founder of the Children’s Center for Cancer and Blood Disease at Florida Hospital Cancer Institute, which he established after training in pediatrics at Yale New Haven Hospital and completing a pediatric hematology and oncology fellowship at Yale University School of Medicine. Dr. Selsky is board certified in Pediatrics, Pediatric Hematology and Oncology and Palliative Medicine. Currently, he is a pediatrician at Family First Pediatrics, which he established in 2013.

Also an accomplished scientist, Dr. Selsky obtained his PH.D., in Microbiology and Molecular Genetics at the University of Miami School of Medicine. He then did DNA repair research studies at the radiobiology laboratory at Harvard School of Public Health and the biophysics laboratory at Stanford University. Dr. Selsky has numerous publications in peer-reviewed journals relating to DNA repair and clinical conditions such as angiocentric lymphoma and chemotherapy related neurological disorders. As a toxicologist for Stauffer Chemical Company, he designed and implemented research on molecular dosimetry and genetic risk estimation; including DNA adduct separation and quantitation.

Over the course of his career, he has served as principal investigator for both the Pediatric Oncology Group at Florida Hospital Cancer Institute and the Children’s Oncology Group at Florida Hospital overseeing more than 140 cooperative group protocols. He was department chair for Pediatrics at Florida Hospital for Children for seven years. Additionally, he has served on numerous committees including Florida Hospital Cancer Center Medical Advisory committee, Florida Hospital Ethics committee, Florida Hospital Quality Assurance committee and Florida Hospital Pharmacy and Therapeutics committee. Dr. Selsky was elected president of the Orange County Medical Society in 2016 and has received numerous awards.

Forward Looking Statements

This release contains forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the matters and transactions considered by Immune Therapeutics may not proceed as contemplated, and by all other matters specified in Immune Therapeutic's filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to risk and uncertainty. Immune Therapeutics does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Immune Therapeutic's filings with the Securities and Exchange Commission, including its recent periodic reports.

About Immune Therapeutics, Inc.:

Immune Therapeutics, Inc., is a biotechnology company dedicated to combat chronic, life-threatening diseases by activating and modulating the body's immune system using our patented immunotherapy. Our products and immunotherapy technologies are designed to harness the power of the immune system to enhance treatment of cancer, infections such as HIV/AIDS, chronic inflammatory diseases, and autoimmune diseases.
IMUN's proprietary technology and therapies include treatment of a wide range of cancers. Our most advanced clinical programs involve immunotherapy with met-enkephalin (MENK) (sometimes referred to as opioid growth factor) and our Low Dose Naltrexone product (LDN) or LodonalTM, which have been shown to stimulate immune systems even in patients with advanced cancer.

We are pursuing additional investigations for MENK and LDN as viable treatments for autoimmune conditions such as rheumatoid arthritis and multiple sclerosis; as an adjunct in cancer patients undergoing chemotherapy, radiation treatments or surgery; and as a complement to antibiotics in the treatment of a variety of infectious diseases, including patients with HIV/AIDS, in combination with retroviral drug therapy.